Exhibit 10.2

HERITAGE FINANCIAL CORPORATION

DEFERRED COMPENSATION PLAN

PARTICIPATION AGREEMENT

This Participation Agreement (“Participation Agreement”) is entered into as of July 1, 2012 (the “Award Date”) by and between HERITAGE FINANCIAL CORPORATION (the “Company”) and BRIAN L. VANCE, an employee of the Company (the “Participant”). Except for terms defined herein, any capitalized term in this Participation Agreement has the meaning ascribed to that term under the Heritage Financial Corporation Deferred Compensation Plan (the “Plan”).

WHEREAS, the Company has adopted the Plan, effective July 1, 2012, and the Committee has determined that the Participant is eligible to receive a Company Contribution under the Plan subject to the terms and conditions set forth in the Plan and this Participation Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants of the parties hereto set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby expressly covenant and agree as follows:

Section 1. Company Contribution.

(a) For Plan Years 2012 through (and including) 2019, the Company shall make Company Contributions, to be reflected in the Participant’s Company Contribution Account, as determined in accordance with Exhibit A hereto. The performance metrics and targets in connection with such Company Contributions shall be established each year in the sole discretion of the Committee, following consultation with the Chief Executive Officer of the Company. In the event Company performance relative to such performance metrics and targets is impacted by a decision or activity that is outside of the Company’s current annual financial plan, but supports the Company’s long-term strategic plan, the Committee shall give consideration to overall corporate results and achievements. The Committee may exercise discretion regarding the performance metrics used to assess overall corporate performance relative to both the Company’s current annual financial plan and long-term strategic plan when determining Company Contributions. Decisions and activities that may occur that are outside of the Company’s current annual financial plan may include acquisitions, acquisition-related accounting issues, changes in FDIC premiums, special assessments, gains or losses on bank-owned properties and other events that were not foreseeable at the time the Company’s current annual financial plan was prepared.

(b) Other than with respect to the Opening Balance, any Company Contributions made pursuant to this Participation Agreement shall be reflected in the Participant’s Company Contribution Account effective as of the January 1 immediately following the Plan Year to which the Company Contribution relates. As of the Award Date, the Participant shall have an opening balance in his Company Contribution Account of one hundred and fifty thousand dollars ($150,000) the (“Opening Balance”).

(c) In order to be eligible to receive a Company Contribution for a Plan Year, the Participant must (i) have a performance rating of at least “satisfactory” for the Plan Year to which the Company Contribution relates (as determined by the Committee) and (ii) not have incurred a Separation from Service prior to the end of the Plan Year to which the Company Contribution relates; provided, however, that the Participant shall be eligible to receive a pro rata Company Contribution for any Plan Year during which the Participant incurs a Separation from Service due to the Participant’s Disability or death, termination by the Company without Cause or termination by the Participant for Good Reason or following age 65, with such pro rata Company Contribution based upon the number of days in such Plan Year prior to the Participant’s Separation from Service and actual Company performance for the entire Plan Year.

Section 2. Company Contribution Account. The Participant’s Company Contribution Account shall, in accordance with the Plan, be credited with the Interest Rate as of each Valuation Date until all amounts in such Company Contribution Account have been fully distributed or forfeited.

Section 3. Vesting and Forfeiture of Company Contribution Account

(a) Subject to Section 3(b), Section 3(c) and Section 3(d) below, the portion of the Participant’s Company Contribution Account attributable to this Participation Agreement shall vest in accordance with the following schedule, with no pro rata vesting, provided that the Participant has not incurred a Separation from Service prior to the respective vesting date:

Percentage of Company Contribution	Vesting Date

30%	Award Date

Additional 10%	January 1, 2013

Additional 10%	January 1, 2014

Additional 10%	January 1, 2015

Additional 10%	January 1, 2016

Additional 10%	January 1, 2017

Additional 10%	January 1, 2018

Final 10%	January 1, 2019

(b) The Participant’s entire Company Contribution Account shall fully vest upon (i) a Change in Control that occurs on or before the Participant’s Separation from Service, (ii) the Participant’s Disability, and (iii) the Participant’s death.

(c) In the event the Participant’s Separation from Service, other than as provided in Section 3(b) above and other than for Cause, occurs prior to the vesting of the Participant’s Company Contribution Account, the Participant shall forfeit all rights, title and interest in and to any unvested amounts in the Participant’s Company Contribution Account as of the Participant’s Separation from Service.

(d) In the event of the Participant’s Separation from Service for Cause, the Participant shall forfeit all rights, title and interest in and to any vested and unvested amounts in the Participant’s Company Contribution Account as of the Participant’s Separation from Service.

Section 4. Distribution of Company Contribution Account

(a) Distribution Events.

(i) Subject to Section 14(l) of the Plan, distribution of the vested portion of the Participant’s Company Contribution Account shall commence on the fifth day of the month following the later to occur of the Participant’s attainment of age 65 or the Participant’s Separation from Service other than due to the Participant’s Disability or death.

(ii) Notwithstanding Section 4(a)(i) above, in the event of the Participant’s Disability or death, distribution of the vested portion of the Participant’s Company Contribution Account shall commence on the fifth day of the month following such Disability or death.

(b) Form of Distribution.

(i) Subject to Section 14(l) of the Plan, in the event of distribution of the Participant’s Company Contribution Account due to the Participant’s attainment of age 65 or the Participant’s Separation from Service other than due to the Participant’s Disability or death, such distribution shall be paid in 24 equal monthly installments; provided, however, that if such Separation from Service occurs within 24 months following a Change in Control, such distribution shall be in a lump sum.

(ii) In the event of distribution of the Participant’s Company Contribution Account due to the Participant’s Disability or death, such distribution shall be in a lump sum.

(c) Change in Distribution. The Participant may elect to change the timing of distribution set forth in this Section 4 to a later date, in accordance with Code Section 409A and such rules and procedures as the Company may prescribe, subject to the following:

(i) Such election may not take effect until at least 12 months after the date it is filed with the Company;

(ii) Such election must be made not later than 12 months prior to the first scheduled payment date; and

(iii) To the extent required under Code Section 409A, the revised payment date must be not sooner than the five-year anniversary of the previously-scheduled payment date.

Section 5. Miscellaneous

(a) Restrictive Covenants. The Participant shall be bound by the restrictive covenants and other terms and conditions set forth in Exhibit B hereto.

(b) Tax Withholding. The Company may withhold any taxes that are required to be withheld from the benefits provided under this Participation Agreement and the Plan. The Participant acknowledges that the Company’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities and to satisfy all applicable reporting requirements.

(c) Plan Governs. Notwithstanding any provision of this Participation Agreement to the contrary, this Participation Agreement is subject to the terms of the Plan, a copy of which may be obtained by the Participant from the Company. This Participation Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Notwithstanding anything in this Participation Agreement to the contrary, in the event of any discrepancy between the corporate records of the Company and this Participation Agreement, the corporate records of the Company shall control.

(signature page follows)

IN WITNESS WHEREOF, each of the parties hereto has caused this Participation Agreement to be executed as of the Award Date.

HERITAGE FINANCIAL CORPORATION

By:	/s/ Kimberly T. Ellwanger

Its:	Compensation Committee Chair

PARTICIPANT

/s/ Brian L. Vance

BRIAN L. VANCE

Exhibit A

Company Contribution – 2012 Plan Year

Pursuant to Section 1 of the Participation Agreement, a Company Contribution shall be made for the 2012 Plan Year contingent upon achievement of the applicable “Performance Metrics” set forth in the table immediately below.

If actual Net Income is at or below the Minimum for the 2012 Plan Year, the Company Contribution with respect to the Net Income Performance Metric shall be 10.00% of the Participant’s Annual Base Salary as in effect on December 31, 2012. If actual Net Income is at or above the Maximum for the 2012 Plan Year, the Company Contribution with respect to the Net Income Performance Metric shall be 30.00% of the Participant’s Annual Base Salary as in effect on December 31, 2012. If actual Net Income is at the Target for the 2012 Plan Year, the Company Contribution with respect to the Net Income Performance Metric shall be 20.00% of the Participant’s Annual Base Salary as in effect on December 31, 2012. If actual Net Income is between the Minimum and the Target or the Maximum and the Target for the 2012 Plan Year, the Company Contribution shall be determined based upon linear interpolation. For example, if actual Net Income is $10,194,114 for the 2012 Plan Year, the Company Contribution with respect to the Net Income Performance Metric shall be 15% of the Participant’s Annual Base Salary as in effect on December 31, 2012; and if such Net Income is $12,949,280, such Company Contribution shall be 25%.

The Company Contribution with respect to the Originated NPAs/Total Assets Performance Metric shall be calculated in the same manner (as described in the immediately preceding paragraph) as the Company Contribution with respect to the Net Income Performance Metric.

2012 Plan Year Performance Criteria and Company Contribution Percentages

Performance Metric*	Weighting	Minimum*	Target*	Maximum*	Actual Performance Result		Company Contribution‡
Net Income	60%	$8,265,498 (10.00% Company Contribution)	$12,122,730 (20.00% Company Contribution)	$13,775,830 (30.00% Company Contribution)	$		%

Originated NPAs/Total Assets	40%	2% (6.66% Company Contribution)	1.5% (13.33% Company Contribution)	1% (20.00% Company Contribution)		%	%

Total 2012 Plan Year Company Contribution							%
*	The above Performance Metrics and Minimums, Targets and Maximums shall be established each year in the sole discretion of the Committee, following consultation with the Chief Executive Officer of the Company.
‡	As % of Annual Base Salary as of December 31, 2012.

Company Contribution Opportunities (as % of Annual Base Salary)

	Net Income (60%)	Originated NPAs/Total Assets (40%)	Total Company Contribution (as % of Annual Base Salary†)
Minimum or below	10.00%	6.66%	16.66%
Target	20.00%	13.33%	33.33%
Maximum or above	30.00%	20.00%	50.00%
†	As in effect on December 31 of the applicable Plan Year.

Exhibit B

Restrictive Covenants

(a) Confidential Information. The Participant acknowledges that, during the course of the Participant’s employment or service with the Company or an affiliate, the Participant may produce and have access to confidential and/or proprietary nonpublic information concerning the Company, its affiliates or its customers, including marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (collectively, “Confidential Information”). The Participant shall not directly or indirectly take, use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Company, either during or after the Participant’s Separation from Service, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is required by law or any competent administrative agency or judicial authority. The Participant shall, if the Participant receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Company or an affiliate, or the Participant’s activities in connection with the business of the Company or an affiliate, immediately notify the Company of such subpoena, court order or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non-privileged correspondence related thereto. The Participant shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. The Participant shall abide by the Company’s and each affiliate’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company and its affiliates. In this regard, the Participant shall not directly or indirectly render services to any person or entity where the Participant’s service would involve the use or disclosure of Confidential Information. The Participant shall not use any Confidential Information for guidance in searching publications or other publicly-available information, selecting a series of items of knowledge from unconnected sources and fitting them together to claim that the Participant did not violate any agreements set forth in this Exhibit B.

(b) Documents and Property. All records, files, documents and other materials or copies thereof, whether in electronic form or otherwise, relating to the business of the Company or an affiliate that the Participant prepares, receives, or uses shall be and remain the sole property of the Company or affiliate and, other than in connection with the performance of the Participant’s obligations pursuant to the Participant’s employment or service with the Company or an affiliate, shall not be removed from the premises of the Company or affiliate, and shall be promptly returned to the Company upon the Participant’s Separation from Service, together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.

(c) Non-Competition and Non-Solicitation. As an essential ingredient of and in consideration of the Company’s willingness to enter into the Participation Agreement, at all times prior to the Participant’s Separation from Service and for a period of 24 months immediately following such Separation from Service for any reason (the “Restricted Period”), the Participant shall not, directly or indirectly, do any of the following:

(i) Engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation or control of, be employed by, associated with, or in any manner connected with, serve as a director, officer or consultant to, lend the Participant’s name or any similar name to, lend credit to, or render services or advice to, any person, firm, partnership, corporation or trust that owns, operates or is in the process of forming, a bank, savings bank, savings and loan association, credit union or similar financial institution (a “Competitor”) with an office located, or to be located at an address identified in a filing with any regulatory authority, within a 25-mile radius from any banking or other office location of the Company or an affiliate (the “Restricted Area”); provided, however, that the ownership by the Participant of shares of the capital stock of any Competitor whose shares are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and that do not represent more than 5% of the entity’s outstanding capital stock, shall not violate any terms of this Exhibit B;

(ii) Either for the Participant, or any Competitor: (A) induce or attempt to induce any officer of the Company or an affiliate to leave the employ of the Company or an affiliate; (B) in any way interfere with the relationship between the Company or an affiliate and any employee of the Company or an affiliate; or (C) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company or an affiliate to cease doing business with the Company or an affiliate or in any way interfere with the relationship between the Company or an affiliate and their respective customers, suppliers, licensees or business relations;

(iii) Solicit or induce, or attempt to solicit or induce (which prohibition shall include anyone employing the Participant or so acting or attempting to act on behalf of or for the benefit of the Participant) any client or investor of the Company or an affiliate for any service or product rendered, performed or offered by the Company or an affiliate; or

(iv) Serve as the agent, broker or representative of, or otherwise assist, any person or entity in obtaining services or products from any Competitor within the Restricted Area, with respect to the products, activities or services that compete in whole or in part with the products, activities or services of the Company or an affiliate.

(d) Remedies for Breach of Restrictive Covenants. The Participant has reviewed the provisions of this Exhibit B with legal counsel, or has been given adequate opportunity to seek such counsel, and the Participant acknowledges and expressly agrees that the covenants contained in this Exhibit B are reasonable with respect to their duration, geographical area and scope. The Participant further acknowledges that the restrictions contained in this Exhibit B are reasonable and necessary for the protection of the legitimate business interests and Confidential Information of the Company, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Company and such interests, and that such restrictions were a material inducement to the Company to enter into the Participation Agreement. In the event of any violation or threatened violation of the restrictions contained in this Exhibit B, in addition to and not in limitation of, any other rights, remedies or damages available to the Company under the Participation Agreement or otherwise at law or in equity,

(i) The Company shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Participant and any and all persons directly or indirectly acting for or with the Participant, as the case may be; and

(ii) The Participant shall forfeit all rights, title and interest in and to any vested and unvested amounts in the Participant’s Company Contribution Account.

(e) Condition Precedent; Waiver of Non-Competition and Non-Solicitation. Compliance with the restrictive covenants contained in this Exhibit B shall be a condition precedent to distribution of any amounts from the Company Contribution Account.

(f) In the event of the existence of any other agreement between the Participant and the Company or an affiliate that (i) is in effect during the Restricted Period, and (ii) contains restrictive covenants that conflict with any of the provisions of this Exhibit B, then the more restrictive of such provisions from the agreements shall control for the period during which the agreements would otherwise be in effect.